PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-206587

IMMUNE PHARMACEUTICALS INC.

14,000,000 Shares of Common Stock

The selling stockholder identified in this prospectus may offer and sell up to 14,000,000 shares of our common stock from time to time under this prospectus.

The shares of common stock being offered by the selling stockholder consist of (i) up to 3,276,000 shares of common stock issuable upon conversion of an aggregate of 819 shares of Series D Redeemable Convertible Preferred Stock issued or issuable to the selling stockholder under the terms of a Stock Purchase Agreement dated July 28, 2015 and (ii) up to 10,724,000 shares of common stock that may be issued as a conversion premium or may be issued, at our sole and absolute discretion, in payment of dividends on such shares of Series D Preferred Stock. The selling stockholder may offer and sell such shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  The selling stockholder may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.  The selling stockholder will pay all underwriting discounts and commissions, if any, in connection with the sale of its shares.  See “Selling Stockholder” and “Plan of Distribution.”

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “IMNP.” On September 25, 2015, the last reported sale price of our common stock was $1.47.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 5 for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The prospectus relates to shares of our common stock which the selling stockholder named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The selling stockholder should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

Overview

Immune Pharmaceuticals Inc., together with its subsidiaries, is a clinical stage biopharmaceutical company specializing in the development and commercialization of targeted therapeutics, including monoclonal antibodies (“mAbs”), nano-therapeutics and antibody drug conjugates, for the treatment of inflammatory diseases and cancer. We favor a personalized approach to treatment, with the development and use of product candidates with companion diagnostics. Our core pipeline includes: bertilimumab, a clinical-stage first-in-class fully human antibody, targeting eotaxin-1, which has been shown to be involved in a number of in clinical development for ulcerative colitis and bullous pemphigoid, topical nano-formulated cyclosporine A for the treatment of atopic dermatitis (eczema) and psoriasis and NanomAbs®, a technology platform that allows the targeted delivery of chemotherapeutics into cancer cells. We announced a partnership with STC Biologics for the development of an HER-2 targeted NanomAb towards the submission of Investigational New Drug (IND) application to the U.S. Food and Drug Administration. We continue to review opportunities relating to our non-core assets, with a focus on AmiKetTM.

Recent Developments

Loan and Security Agreement

On July 28, 2015, we and our wholly-owned subsidiary, Immune Pharmaceuticals USA Corp., entered into a loan and security agreement, or the Loan, with Hercules Technology Growth Capital, Inc., or Hercules, to borrow $4,500,000, with our option to borrow an additional $5,000,000 prior to June 15, 2016, subject to certain clinical milestones and other conditions.

The loan includes customary representations, warranties and restrictive covenants.  The restrictive covenants will restrict us from taking such actions as incurring liens and indebtedness and from making certain investments and restricted payments, with certain exceptions. In connection with the loan, we issued to Hercules a five-year warrant to purchase an aggregate of 214,853 shares of our common stock (or 279,412 if we close on the additional $5,000,000 loan), at an exercise price of $1.70 per share, subject to certain adjustments, including, if lower, the effective price of any financing occurring six months after the issuance date.

The loan is secured by a first priority perfected security interest in all tangible and intangible assets of ours and our subsidiaries, senior to all indebtedness.  The interest rate on the loan is calculated at the greater of (i) 10% and (ii) the prime rate plus 5.25%. The loan can be repaid in interest only installments for up to 18 months following the closing, subject to certain conditions being satisfied.

The loan can be prepaid by us at any time, subject to certain prepayment penalties.  Hercules will have the ability to convert up to $1,000,000 of the loan in any subsequent institutionally led financing on the same terms, conditions and pricing of such subsequent financing.

Stock Purchase Agreements

On July 28, 2015, we entered into stock purchase agreements, or the Purchase Agreements, with Discover Growth Fund, a Cayman Islands exempted mutual fund, or Discover.  Pursuant to the Purchase Agreements, we agreed to issue and sell to Discover an aggregate of 1,263 shares of our newly designated Series D Redeemable Convertible Preferred Stock, par value $0.0001 per share, or the Series D Preferred Stock, convertible into shares of our common stock, at a fixed conversion price of $2.50 per share, at a purchase price of $10,000 per share with a 5% original issue discount, for total gross proceeds of $12,000,000, or the sale of approximately $12.50 million with a 5% original issue discount, subject to the satisfaction of certain closing conditions.   On July 29, 2015, we issued and sold an aggregate of 947 shares of Series D Preferred Stock to Discover, with the remaining 316 shares of Series D Preferred Stock to be issued and sold upon the satisfaction of certain closing conditions, as described below.

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The Series D Preferred has a six and a half year maturity term, at which time it will convert automatically into common stock at $2.50 per share. The Series D Preferred Stock bears an accrued annual dividend rate of 8.0%, which may range from 0% to 15%, based on certain adjustments and conditions, including changes in the volume weighted average price of our common stock, or 18% upon the occurrence of certain triggering events. The shares of Series D Preferred Stock purchased by Discover are non-transferable.

An aggregate of 444 shares of Series D Preferred Stock, at a purchase price of $10,000 per share with a 5% original issue discount, were offered and sold in a registered direct offering pursuant to our “shelf” registration statement (File No. 333-198647), which was declared effective by the SEC on October 28, 2014.

An aggregate of 503 shares of Series D Preferred Stock, at a purchase price of $10,000 per share with a 5% original issue discount, were offered and sold in a concurrent private placement, with the remaining 316 shares of Series D Preferred Stock (with a 5% original issue discount) to be issued and sold upon the satisfaction of certain customary closing conditions for transactions of this type as well as (i) approval by our stockholders of issuance of shares of common stock in accordance with the requirements of NASDAQ Listing Rule 5635(d) and (ii) a registration statement registering the shares of common stock issuable under the terms of the Series D Preferred Stock becomes effective, for which this registration statement relates to.

The terms of the Series D Preferred Stock are set forth in a Certificate of Designations of Preferences, Rights and Limitations of Series D Redeemable Convertible Preferred Stock, or the Certificate of Designations, filed with the Secretary of State of the State of Delaware at closing and filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 29, 2015. See “Description of Capital — Preferred Stock” for additional information.

This prospectus relates to the sale, from time to time, of the shares of common stock upon conversion of the Series D Preferred Stock and any conversion premium and dividends payable thereon issued or issuable to Discover pursuant to the private placement.

In conjunction with the Loan and Purchase Agreements, on July 29, 2015, we paid off $2.1 million senior secured term loan with MidCap Financial Trust, and we paid MidCap early termination fees of $0.5 million.

Exchange Agreements

In July 2015, we entered into securities exchange agreements with certain holders of all of their shares of Series C 8% Convertible Preferred Stock, par value $0.0001 per share, or the Series C Preferred Stock, pursuant to which we agreed to issue the holders an aggregate of 2,593,433 shares of our common stock, $0.0001 par value, and five-year warrants to purchase an aggregate of up to 431,711 shares of common stock, at an exercise price of $3.00 per share and exercisable commencing six months following the date of issuance, in exchange for the holders’ aggregate of 2,442 shares of Series C Preferred Stock, originally issued by us on March 14, 2014, including any accrued but unpaid dividends payable thereon, or the Exchange, pro rata to such holder’s preferred stock ownership. The terms of the Exchange were determined by arms-length negotiations between the parties. The shares of common stock were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

In addition, in July 2015, Daniel G. Teper, our Chief Executive Officer, and Daniel Kazado, our Chairman, converted an aggregate of 32 Series C Preferred Stock into an aggregate of 23,561 shares of our common stock.

The Exchange and the conversions described above were settled on or about July 27, 2015, after which a total of 278 shares of our Series C Preferred Stock remains outstanding and 27,071,127 shares of common stock was outstanding.

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Bertilimumab

Our lead product candidate, bertilimumab, is a fully human monoclonal antibody that targets eotaxin-1, a chemokine involved in inflammation. Eotaxin-1 has been validated as a bio-marker of disease severity and a therapeutic target for several inflammatory diseases. We initiated the Phase II clinical trials at the end of the second quarter. A placebo-controlled, double-blind Phase II clinical trial with bertilimumab for the treatment of ulcerative colitis, or UC, and a Phase II clinical trial for bullous pemphigoid, or BP, an auto-immune dermatological orphan indication. We are currently planning to expand the bertilumimab development program to a series of pre-clinical and pilot clinical studies in multiple indications including severe asthma, atopic dermatitis and liver disease such as NASH.

Topical Nano-Formulated Cycolosporin-A

On June 10, 2015, we entered into a binding Memorandum of Understanding with Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem regarding the worldwide exclusive licensing and development of a topical, biodegradable, nano-capsule formulation of cyclosporine A. Cyclosporine A, when administered systemically (Sandimmune®, Neoral®), is an effective treatment for the mores severe cases of psoriasis, atopic dermatitis and other severe inflammatory dermatoses. The topical nano-formulated Cyclosporine A will be developed as an alternative to high potency steroids and other topical immune-supressants for the treatment of mild to moderate psoriasis and atopic dermatitis.

NanomAbs Technology Platform

Our NanomAbs technology platform is an antibody-drug conjugate (“ADC”) platform capable of generating novel drugs with enhanced profiles, as compared to stand-alone antibodies or ADCs. Our NanomAbs technology conjugates mAbs to drug loaded nanoparticles to target the drugs to specific cells. NanomAbs selectively accumulate in diseased tissues and cells, resulting in higher drug accumulation at the site of action with minimal off-target exposure. We are building a longer-term pipeline of NanomAbs for the treatment of cancer and may enter into collaborative agreements with other companies to acquire complementary drugs or technologies to accelerate the development of NanomAbs drug candidates.

AmiKet

AmiKet is a prescription topical analgesic cream containing a formulation of two FDA-approved drugs; amitriptyline, which is a widely-used antidepressant, and ketamine, an N-methyl-D-aspartic acid (“NMDA”), antagonist that is used as an intravenous anesthetic. AmiKet has completed Phase I and II clinical trials involving 1,700 patients for the treatment of neuropathic pain. In 2010, the FDA granted AmiKet Orphan Drug status for the treatment of PHN. The PHN Phase III program has been designed on the basis on two statistically significant Phase II clinical studies. AmiKet Nano, a novel nano-formulation is expected to provide patent protection until 2036 and allow for the development of additional indications including diabetic peripheral neuropathy, chemotherapy induced peripheral neuropathy and chronic back pain. We continue to review opportunities relating to our non-core assets, with focus on AmiKetTM.

The Offering

Common stock outstanding prior to this offering	27,633,335 shares

Common stock that may be offered by the selling stockholder	14,000,000 shares, consisting of (i) up to 3,276,000 shares of common stock issuable upon conversion of an aggregate of 819 shares of Series D Redeemable Convertible Preferred Stock issued or issuable to the selling stockholder under the terms of a Stock Purchase Agreement dated July 28, 2015 and (ii) up to 10,724,000 shares of common stock that may be issued as a conversion premium or may be issued, at our sole and absolute discretion, in payment of dividends on such shares of Series D Preferred Stock.

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered before investing in our common stock.

NASDAQ Capital Market symbol	IMNP.

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Corporate Information

Immune Pharmaceuticals Inc. (formerly, EpiCept Corporation, or EpiCept) was incorporated in Delaware in March 1993. In November 2012, Immune Pharmaceuticals Ltd., incorporated in Israel in July 2010, entered into a definitive merger agreement with Immune, which was completed on August 25, 2013. Our principal executive offices are located at 430 East 29th Street, Suite 940, New York, NY 10016, our telephone number is (646) 440-9310, and our website address is www.immunepharmaceuticals.com. The information contained in, or accessible through, our website does not constitute a part this prospectus.

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RISK FACTORS

Investing in our securities involves risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Relating to this Offering

Future sales or the potential for future sales of our securities may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities.

If you purchase the securities sold in this offering, you may experience dilution if we issue additional equity securities in future financing transactions.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares in this offering, will experience dilution, and any such issuances may result in downward pressure on the price of our common stock.

In the event that we elect to pay dividends or conversion premiums related to our outstanding Series D Preferred Stock in the form of common stock instead of cash, our existing stockholders could be diluted.

Although the up to $12.0 million of Series D Preferred Stock represents only the issuance of 4.8 million shares of common stock at a $2.50 fixed conversion price, we may decide to pay the dividends or conversion premiums in the form of common stock instead of cash.  To the extent we issue shares of common stock in payment of the conversion premiums, or elect to pay dividends on the Series D Preferred Stock in the form of our common stock, rather than cash, such issuances could significantly dilute the ownership interests of existing stockholders.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated products, are forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. All forward-looking statements speak only as of the date of this prospectus, are expressly qualified in their entirety by the cautionary statements included in this prospectus and are subject to a number of risks, uncertainties and assumptions, including those described under the sections in this prospectus entitled “Risk Factors” and elsewhere in this prospectus, in any accompanying prospectus and in the documents incorporated by reference thereto.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others:

•	the risks associated with our ability to continue to meet our obligations under our debt agreements;

•	the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all;

•	the risk that we will not obtain approval to market and commercialize any of our product candidates;

•	the risks associated with dependence upon key personnel;

•	the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates;

•	the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process;

•	our history of operating losses since our inception;

•	the highly competitive nature of our business;

•	risks associated with litigation;

•	risks associated with our ability to protect our intellectual property;

•	risks associate with our ability to raise additional funds;

•	risks related to our ability to continue to operate as a going concern; and

•	our liquidity.

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Further, any forward-looking statement speaks only as of the date on which it is made. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties, or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, whether as a result of any new information, future events, changed circumstances or otherwise. This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

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USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. We will bear all reasonable expenses incident to the registration of the shares of our common stock under federal and state securities laws.

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SELLING STOCKHOLDER

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of August 19, 2015, the number of shares of common stock covered by this prospectus on behalf of the stockholder and the total number of shares of common stock that the selling stockholder will beneficially own upon completion of the offering.  The shares of common stock covered by this prospectus represent shares of common stock that the selling stockholder may acquire upon conversion of Series D Preferred Stock which it holds. Other than as set forth in the following table, the selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.  This table assumes that the stockholder will offer for sale all of the shares of common stock covered by this prospectus.

The common stock may be offered under this prospectus from time to time by the selling stockholder, or by any of its respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling stockholder, or in our records, as of August 19, 2015, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

Other than as set forth in the following table, to our knowledge, the selling stockholder is not a broker-dealer regulated by the Financial Industry Regulatory Authority, Inc. or an affiliate of a broker-dealer.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

	Ownership Before Offering			Ownership After Offering(1)
Selling Stockholder	Number of shares of Common Stock beneficially owned	Maximum number of shares of Common Stock offered		Number of shares of Common Stock beneficially owned	Percentage of Common Stock beneficially owned(2)
Discover Growth Fund(2)	21,275,752	14,000,000	(3)	7,275,752	4.99%

(1)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholder are acquired or are sold prior to completion of this offering by the selling stockholder. Percentage ownership is based upon 27,633,335 shares of common stock issued and outstanding as of August 19, 2015.
(2)	The address of the selling stockholder is Governors Square, 23 Lime Tree Bay Avenue, Grand Cayman, Cayman Islands KY1-1209. The terms of the Series D Preferred Stock provide for an issuance limitation such that the selling stockholder may not be issued shares of our common stock if, after giving effect to the issuance, the selling stockholder would beneficially own more than 4.99% of the common stock then outstanding. Accordingly, the number of shares of common stock set forth in the table above as being offered by the selling stockholder may exceed the number of shares of common stock that the selling stockholder could own beneficially (after giving effect to the issuance limitation) at any time through its ownership of the Series D Preferred Stock. In addition, the Series D Preferred Stock will not have any voting rights, including with respect to the election of directors, except as required by law and with respect to certain matters related to the Series D Preferred Stock.
(3)	Represents (i) 3,276,000 shares of common stock issuable upon the conversion of 819 shares of Series D Preferred Stock and (ii) up to 10,724,000 shares of common stock that may be issued as a conversion premium or may be issued, at our sole and absolute discretion, in payment of dividends on such shares of Series D Preferred Stock.

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PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Except as otherwise provided herein, the selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144, if available, rather than under this prospectus.

Under the Purchase Agreement, the selling stockholder agreed that so long as it or any of its affiliates holds any Series D Preferred Stock or common stock underlying such shares, neither it nor any affiliate will engage in or effect, directly or indirectly, any short sale of common stock, except upon the occurrence of certain triggering events.

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under the Purchase Agreement, we have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Any persons deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. The selling stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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Under the Purchase Agreement, we agreed to keep this prospectus effective until all of the shares have been resold or may be resold pursuant to Rule 144 without restriction.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and provisions of our third amended and restated certificate of incorporation and amended and restated by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our third amended and restated certificate of incorporation and amended and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 225,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which 15,000 are authorized shares of Series C 8% Convertible Preferred Stock, par value $0.0001 per share, and 12,000 are authorized shares of Series D Preferred Stock, par value $0.0001 per share. As of August 19, 2015, we had 27,633,335 shares of common stock outstanding held by 102 stockholders of record, 278 shares of Series C 8% Convertible Preferred Stock outstanding, which are convertible into an aggregate of 183,894 shares of our common stock, and 897 shares of Series D Preferred Stock outstanding, which are convertible into an aggregate of 3,588,000 shares of our common stock, excluding dividends and conversion premiums payable thereon.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of our preferred stock.

Series D Redeemable Convertible Preferred Stock

We are currently authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has designated 12,000 shares of preferred stock as Series D Redeemable Convertible Preferred Stock, or Series D Preferred Stock. As of August 26, 2015, there were 897 shares of Series D Preferred Stock outstanding.

This prospectus summarizes specific terms and provisions of the Series D Preferred Stock. The terms of the Series D Preferred Stock include those stated in a certificate of designations establishing and designating the Series D Preferred Stock that is filed with the Secretary of State of the State of Delaware and which we filed as an exhibit to a Current Report on Form 8-K and incorporated into this prospectus.

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The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our third amended and restated certificate of incorporation, as amended, including the certificate of designations for the Series D Preferred Stock (the “Certificate of Incorporation”). You should read our Certificate of Incorporation, including the Certificate of Designations, for the provisions that are important to you.

Maturity

Six and one half years after the issuance date.

Ranking

The Series D Preferred Stock will rank (i) (a) senior to our Common Stock; (b) senior to any other series of preferred stock, as set forth in the Certificate of Designations of Preferences, Rights and Limitations with respect to such preferred stock; and (c) junior to all of our existing and future indebtedness. Without the prior written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock (voting separately as a single class), we may not issue any additional shares of Series D Preferred Stock, or any other preferred stock that is pari passu or senior to the Series D Preferred Stock with respect to any rights for a period of six months after the issuance date, in each case, as to dividend rights and rights upon liquidation, winding-up or dissolution.

Dividends

The Holder of the Series D Preferred Stock is entitled to accrued dividends in the amount of 8.00% per annum, subject to certain adjustments as described below, payable upon redemption, upon conversion and when, as and if declared by our board of directors.

Conversion

The Series D Preferred Stock is convertible, in whole or in part, at any time after the issuance, at the option of the holder, into such number of shares of common stock equal to $10,000 per share of Series D Preferred Stock, or the Face Value, multiplied by the number of shares of Series D Preferred Stock divided by the conversion rate of $2.50. The Series D Preferred Stock may also be converted into shares of common stock at our option if the Equity Conditions, as defined in the Certificate of Designations, are met. Upon conversion, we shall pay the holders of the Series D Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise issued if they had been held through the maturity date.

Shares of Series D Preferred Stock shall mature six and one half years following the issuance date, at which time such shares will automatically convert into shares of Common Stock. However, we may redeem in cash at maturity, at our option, an amount per share equal to 100% of the liquidation value for the shares being redeemed.

The dividends and conversion premium may be paid in cash or, at our option, shares of common stock. If we elect to pay the dividends or conversion premium amount in the form of common stock, the number of shares to be issued shall be calculated by using: (i) if there is no triggering event (as such term is defined in the Certificate of Designations), 90.0% of the average of the five lowest individual daily volume weighted average prices during the applicable measurement period, which may be non-consecutive, less $0.05 per share of common stock, not to exceed 100% of the lowest sales price on the last day of such measurement period, less $0.05 per share of common stock, or (ii) following any triggering event, 80.0% of the lowest daily volume weighted average price during any measurement period, less $0.05 per share of common stock, not to exceed 80.0% of the lowest sales price on the last day of any measurement period, less $0.05 per share of common stock.

The holder of the Series D Preferred Stock will be prohibited from converting shares of Series D Preferred Stock into shares of our common stock if, as a result of the conversion, the holder, together with its affiliates, would beneficially own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which is referred to herein as the “Beneficial Ownership Limitation”.

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We will not issue any shares of common stock pursuant to the Certificate of Designations if the issuance of such shares, collectively with certain additional shares of common stock issued or issuable pursuant other of our transactions that are aggregated under the NASDAQ Listing Rules, would exceed the aggregate number of shares of common stock we may issue upon conversion of the Series D Preferred Stock without breaching our obligations under NASDAQ Listing Rule 5635(d), except that such limitation will not apply (i) following stockholders approval in accordance with the requirements of NASDAQ Listing Rule 5635(d) or a waiver from NASDAQ of Listing Rule 5635(d), or the Approval, or (2) if the holder of the Series D Preferred Stock or we obtain a written opinion from counsel that such Approval is not required.

Credit Risk Adjustment

The dividend rate will adjust (i) downward by an amount equal to 100 basis points for each amount, if any, equal to $0.10 per share of common stock that the volume weighted average price of our common stock on any trading day rises above $3.30, down to a minimum of 0.0%; and (ii) upward by an amount equal to 150 basis points for each amount, if any, equal to $0.10 per share of common stock that volume weighted average price of our common stock on any trading day falls below $1.90, up to a maximum of 15.0%.

In addition, the dividend rate will adjust upward by 10.0% upon any triggering event.

No Short Selling

Neither the Investor nor any affiliate will engage in or effect, directly or indirectly, any short sale of common stock, except upon the occurrence of certain triggering events.

Voting Rights

The Series D Preferred Stock does not have any voting rights, including with respect to the election of directors, except as required by law; provided, however, we will not, without the affirmative approval of the holders of a majority of the shares of the Series D Preferred Stock then outstanding (voting separately as one class), (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or alter or amend the certificate of designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series D Preferred Stock, (iii) amend our certificate of incorporation or other charter documents in breach of any of the provisions of the certificate of designations, (iv) increase the authorized number of shares of Series D Preferred Stock or (v) enter into any agreement with respect to the foregoing.

Liquidation

Upon any liquidation, dissolution or winding up, the holders of Series D Preferred Stock will be entitled to be paid out of our assets available for distribution to our stockholders, pari passu with holders of our preferred stock and common stock an amount equals to $10,000.00, plus any accrued but unpaid dividends thereon.

Redemption

We have the right, at our option, to redeem for cash all or a portion of the Series D Preferred Stock at a price 100% of the Face Value plus the conversion premium minus any dividends have previously been paid with respect to the Series D Preferred Stock being redeemed.

Triggering Events

Upon the occurrence of the following triggering events, the dividend rate will adjust upward by 10.0%:

(i)	Holder does not timely receive shares of common stock upon conversion following a conversion notice;

(ii)	Any material breach or failure to perform any covenant or provision of the Certificate of Designations, the stock purchase agreement, or any transaction document, by us, which in the case of a default that is curable and has not occurred before, is not cured within five trading days;

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(iii)	Any representation or warranty made by us in the stock purchase agreement or any transaction document shall be untrue or materially incorrect in any respect as of the date when made or deemed made;

(iv)	The occurrence of any default or event of default under any material agreement, lease, document or instrument to which we or any of our subsidiary is obligated, including without limitation of an aggregate of at least $250,000 of indebtedness;

(v)	While any registration statement is required to be maintained effective, the effectiveness of the registration statement lapses for any reason;

(vi)	The suspension from trading or the failure of the common stock to be trading or listed on the NASDAQ Capital Market or NYSE MKT;

(vii)	Our notice to Holder of our intention not to comply, as required, with a conversion notice at any time;

(viii)	Bankruptcy, insolvency, reorganization or liquidation proceedings or other similar proceedings initiated by or against us or any subsidiary and, in case of initiation by third party, an order for relief is entered or the proceedings are not be dismissed within 30 days of their initiation;

(ix)	The appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, or other similar official proceedings of us or any subsidiary, or the admission by us of our inability to pay our debts or the taking of any action by any person to commence a foreclosure sale or any other similar action under any applicable law;

(x)	A judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against us or any of our subsidiaries and are not stayed or satisfied within 30 days of entry;

(xi)	We do not for any reason timely comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder;

(xii)	Any regulatory, administrative or enforcement proceeding is initiated against us or any subsidiary (except to the extent an adverse determination would not have a material adverse effect on our business, properties, assets, financial condition or results of operations or prevent the performance by us of any material obligation under the transaction documents); or

(xiii)	Any material provision of the Certificate of Designations shall at any time for any reason cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by us or any subsidiary or any governmental authority having jurisdiction over us, seeking to establish the invalidity or unenforceability thereof, or we or any subsidiary denies that we have any liability or obligation purported to be created under the Certificate of Designations.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

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•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our amended and restated certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by such law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is currently listed on The NASDAQ Capital Market under the symbol “IMNP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated balance sheets of Immune Pharmaceuticals Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.immunepharmaceuticals.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below (File No. 001-36602) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 15, 2015, as amended on April 30, 2015;

•	Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2015 and August 14, 2015;

•	Current Reports on Form 8-K filed with the SEC on January 21, 2015, March 16, 2015, April 21, 2015, June 11, 2015, June 29, 2015, July 2, 2015, July 8, 2015, July 17, 2015, July 29, 2015, August 31, 2015, September 15, 2015 and September 24, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 20, 2014 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

•	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

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In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide a copy of the documents we incorporate by reference (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, to any person who received this prospectus. To request a copy of any or all of these documents, you should write or telephone us at:

Immune Pharmaceuticals Inc.

430 East 29th Street, Suite 940

New York, NY 10016

(646) 440-9310

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of such documents.

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